Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Choice Hotels International, Inc:
(1) Form S-3 No. 333-194128;
(2) Forms S-8 No. 333-41357 No. 333-193403, No. 333-169308, No. 333-36819, No. 333-38942, No. 333-41355, No. 333-142676, No. 333-67737 and No. 333-106218;
of our reports dated February 27, 2017, with respect to the consolidated financial statements and schedule of Choice Hotels International, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Choice Hotels International, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Choice Hotels International, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP
McLean, Virginia
February 27, 2017